EXHIBIT 99.1
Contact:
Julie Wood
510-597-6505
FOR IMMEDIATE RELEASE
ONYX PHARMACEUTICALS REPORTS
THIRD QUARTER AND NINE MONTH 2005 FINANCIAL RESULTS
EMERYVILLE, CALIF.— November 2, 2005 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported a net loss of $22.6 million, or $0.64 per share, for the third quarter ended September 30, 2005, compared with a net loss of $11.3 million, or $0.32 per share, for the same quarter in 2004. The third quarter 2005 results reflect the ongoing investment in Nexavar® (sorafenib tosylate) Tablets, an anticancer compound that Onyx is codeveloping with Bayer Pharmaceuticals Corporation.
“Our most significant third quarter achievement was the U.S. filing of the New Drug Application (NDA) for Nexavar for the treatment of patients with kidney cancer,” said Hollings C. Renton, Onyx’s chairman, president and chief executive officer. “Subsequently in September, a European filing was also completed, and we heard from the FDA that our dossier had been accepted and granted priority review status. Based on this agency feedback, we hope to have an FDA action by mid-January 2006. As part of our prelaunch preparations, both Onyx and Bayer have now completed the build-out of our respective sales, marketing, and medical affairs teams.”
For the quarters ended September 30, 2005 and 2004, Onyx reported no revenue. Total operating expenses were $24.0 million in the third quarter of 2005, as compared to $12.2 million during the same period in the prior year. The $11.9 million increase was primarily due to higher clinical development and marketing expenses associated with Nexavar.
Research and development costs were $14.8 million in the third quarter of 2005 compared to $9.2 million in the third quarter of 2004. The increase was principally due to expenses associated with the ongoing Nexavar Phase III kidney cancer trial, as well as the expansion of the clinical development program, including pivotal trials in liver cancer and metastatic melanoma, which were initiated in the first half of 2005. Marketing costs were $6.8 million in the third quarter of 2005 as compared to $859,000 in the same period in the prior year. The increase was the result of precommercial marketing activities, including hiring the sales force for Nexavar. General and administrative costs were $2.4 million in the third quarter of 2005 as compared to $2.1 million in the third quarter of 2004.
As of September 30, 2005, the company had cash, cash equivalents, and marketable securities of $172.8 million compared to $209.6 million at December 31, 2004. The decrease primarily reflects the cash used in operations during the first nine months of 2005, offset by a milestone advance of $10.0 million received from Bayer in August 2005, as a result of the Nexavar NDA filing.

Nine-month Results
For the nine months ended September 30, 2005, the company reported a net loss of $56.8 million, or $1.61 per share, compared with a net loss of $32.6 million, or $0.96 per share, for the same period in 2004. For the nine months ended September 30, 2005, Onyx reported revenue of $1.0 million. The company recorded no revenue for the nine months ended September 30, 2004. The 2005 revenue represented a payment received from Shanghai Sunway Biotech Co., Ltd for exclusive rights to the p53-selective virus, ONYX-015. Total operating expenses were $62.3 million for the nine months ended September 30, 2005, representing a $27.6 million increase from $34.7 million for the same period in the prior year. As noted previously, the ongoing clinical development and precommercial marketing activities associated with Nexavar accounted for the increase in expenses.
Conference Call with Management Tomorrow
Onyx’s management will host a teleconference and webcast tomorrow to discuss the company’s financial results and provide a general business overview, including a summary of recent clinical data. The event will begin at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) on November 3, 2005. Interested parties may access the live webcast at:
http://audioevent.mshow.com/258027
or by dialing 706-758-9355 and using the conference ID 1669395. A replay of the presentation will be available on the Onyx website, or by dialing 706-645-9291 and using the conference ID 1669395 approximately two hours after the teleconference concludes. The replay will be available through December 3, 2005.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including Nexavar with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.
Nexavar® (sorafenib tosylate) Tablets is a registered trademark of Bayer Pharmaceuticals Corporation.
This press release contains forward-looking statements regarding the timing and likelihood of success of the development, as well as the planned commercial launch of Nexavar® (sorafenib tosylate) Tablets. These forward-looking statements involve a number of risks and uncertainties that could cause actual events to differ from the company’s expectations. These risks are addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and its Quarterly Reports on Form 10-Q.
(see attached tables)

ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Total revenue	$—	$—	$1,000	$—
Operating expenses:
Research and development	14,780	9,243	40,391	25,653
Marketing	6,839	859	14,155	2,619
General and administrative	2,429	2,072	7,753	6,151
Restructuring	—	—	—	258

Total operating expenses	24,048	12,174	62,299	34,681

Loss from operations	(24,048)	(12,174)	(61,299)	(34,681)
Interest income, net	1,467	910	4,102	2,130
Other income	—	—	375	—

Net loss	$(22,581)	$(11,264)	$(56,822)	$(32,551)

Basic and diluted net loss per share	$(0.64)	$(0.32)	$(1.61)	$(0.96)

Shares used in computing basic and diluted net loss per share	35,367	34,905	35,300	34,064

CONDENSED BALANCE SHEETS
(In thousands)

	Sept. 30,	Dec. 31,
	2005	2004
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$172,766	$209,624
Other current assets	7,661	3,807

Total current assets	180,427	213,431
Property and equipment, net	1,647	1,623
Other assets	105	492

Total assets	$182,179	$215,546

Liabilities and stockholders’ equity
Current liabilities	27,628	15,558
Advance from collaboration partner	30,000	20,000
Stockholders’ equity	124,551	179,988

Total liabilities and stockholders’ equity	$182,179	$215,546

(1)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004.